Exhibit 99.3











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                                    GUARANTY

     THIS GUARANTY executed this 5th day of August, 1998, by PALM DESERT ART, INC., a Delaware corporation, (the "Palm"), in favor of and Robert G. Mohr and Susan Mohr ("Shareholders").

     WHEREAS Palm and Shareholders, among others, have entered into an Agreement and Plan of Reorganization of even date herewith (the "Agreement"),

     WHEREAS, the parties acknowledge that Shareholders shall be restricted from transferring their shares for a period of one year pursuant to Rule 144 of the securities regulations and that even after the one year holding period, Shareholders may be subject to certain volume restrictions until Shareholders have held the share for a period of two years or more.

     WHEREAS to ensure that Shareholders receive at least $645,000 for the sale of their stock when and as the Shares become available for transfer, Palm has agreed to guarantee to Shareholders that the Stock delivered to Shareholders pursuant to that Agreement shall have a value of no less than $1.00 per share for the two year period from the date hereof.

     WHEREAS Palm has agreed that such guarantee shall be secured by a first-priority perfected security interest in all of the assets of R M & M Framemakers, Inc. ("RM&M") that become assets of its wholly-owned subsidiary, R.
M. & M. Acquisition, Inc. ("RAI") as a result of the reorganization which assets are set forth in Schedule A attached hereto (the "Collateral").

     NOW WHEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, there parties hereto agree as follows:

     On or about August 5, 1999, the parties shall calculate the difference between U.S. One Dollar (US $1.00) and the Current Per Share Value (as that term is defined herein) multiplied by the number of shares of Palm's common stock which Shareholders received pursuant to the Agreement (the "Differential #1"). The Current Per Share Value shall be calculated as the average per share trading price of Palm's $.001 par value common stock for the five trading days immediately prior to and the five trading days immediately following August 5, 1999.

     At that time, if the Differential is a positive amount, Palm shall execute a Promissory Note ("Note #1) in favor of Mohr in the amount of the Differential #1 which Note #1 shall be amortized over a period of twelve (12) months and which shall provide for twelve (12) equal monthly installments to be made on or about the 5th of each month commencing on September 5, 1999.


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     Thereafter  on  November  5,  1999,  February  5,  2000 and May 5, 2000 the
parties will execute a note to replace any note then in existence in an amount to be calculated as follows:

     $645,000 less (i) any monies received from sales of any stock received under the Agreement (ii) any monies that could have been received, if any, from an offer to purchase at a price of $1 or more (iii) the current market value of the remaining stock, and (iv) less any amounts paid under all previous notes.

     On August 5, 2000, the parties will perform the above calculation and any amount that would be due to the Shareholders based on such calculation shall be paid in cash to the Shareholders on or before August 20, 2000.

     Prior to Shareholders' sale or transfer of the Shares as such may become unrestricted and available for transfer in compliance with U.S. securities laws, Palm shall have the right of first refusal to purchase such shares for cash at the then current market price but in no event shall such purchase price be less than $1 per share. If Palm elects not to exercise its right of first refusal, Shareholders may sell such shares in such quantities as is permissible under the securities laws and as Shareholders deem advisable. Such right of first refusal shall apply to all shares which Shareholders shall receive pursuant to the Agreement, and shall survive the duration of this Guaranty.

     All payments under any of the promissory notes shall be made or notes executed and delivered to Shareholders at the address for Shareholders specified herein or to any other address as Shareholders shall furnish to Palm in writing.

     Palm's obligations under this Guaranty shall be secured by a first-priority perfected security interest in all of the "Heart of America" assets and inventory of RM&M that become assets or inventory of RAI as a result of the merger which assets and inventory are set forth in Schedule A hereto, as well as any inventory hereafter acquired by RAI. Palm agrees that it will execute, and cause RAI to execute, any and all necessary documents, including UCC-1 financing statements, to enable Shareholders to have a properly perfected security interest in such assets as collateral for this Guaranty or any resulting promissory note resulting hereunder. Palm further agrees that it will maintain or cause RAI to maintain an aggregate of at least $400,000 worth of assets and inventory based on book value.

     This instrument incorporates all discussions and negotiations between Palm and Shareholders concerning the guaranty provided by Palm hereunder. No such discussions or negotiations shall limit, modify or otherwise affect the provisions hereof. No provision hereof may be altered, amended, waived, canceled or modified, except by Shareholders.

     Palm will pay on demand all Costs of Collection incurred by

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Shareholders'  attorneys  and all  costs  incurred  by  Shareholders  which  are directly or indirectly related to Shareholders' efforts to collect or to enforce any of the obligations of Palm hereunder or to enforce any of Shareholders rights, remedies or powers against or in respect of Palm (whether or not suit is instituted by or against Shareholder).

     "Costs of Collection" include, without limitation, all reasonable attorneys' fees and out-of-pocket expenses incurred by Shareholders' attorneys and all costs incurred by Shareholder including, without limitation, costs and expenses associated with travel on behalf of Shareholder, which costs and expenses are directly or indirectly related to or incurred in respect of Shareholders' efforts to collect or enforce the Obligation, or to enforce any of Shareholders' rights, remedies or powers against or in respect of the Company or any other guarantor or person liable in respect of the Obligation (whether or not suit is instituted in connection with such efforts). The Costs of Collection shall be added to the Obligation of the Company to Shareholder, as if such had been lent, advanced and credited by Seller to, or for the benefit of, the Company.

     The rights, remedies, powers, privileges and discretions of Shareholders hereunder (hereinafter, the "Shareholders' Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which he would otherwise have. No delay or omission by Shareholders in exercising or enforcing any of Shareholders' Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by Shareholder of any of Shareholders' Rights and Remedies, of any default, of any remedies under any other agreement with Palm shall operate as a waiver of any other of Shareholders' Rights and Remedies or of any default or remedy hereunder or thereunder. No exercise of any of Shareholders' Rights and Remedies, and no other agreement or transaction of whatever nature entered into between Shareholder and Palm, shall preclude any other exercise of Shareholders' Rights and Remedies. No waiver by Seller of any of Shareholders' Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of Shareholders' Rights and Remedies and all of Shareholders' rights, remedies, powers, privileges and discretion under any other agreement or transaction with Palm shall be cumulative and not alternative or exclusive, and may be exercised by Shareholders at such time or times and in such order of preference as Shareholders in their sole discretion may determine.

     All payments, notices, requests, demands and other communications shall be deemed to have been duly given, if delivered by hand or mailed, certified, or registered mail with postage prepaid:

         (a)      If to Shareholders to:

                  Robert Mohr and Susan Mohr


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                  162 Sickle Hill Road
                  Berne, New York  12023

                  copy to:

                  Ganz & Wolkenbreit, LLP
                  One Columbia Circle
                  Albany, New York  12203
                  Attn:  Jed Wolkenbreit, Esq.

or to any other person and place as Shareholders shall furnish to Palm in writing; or

         (b)      If to Palm to:

                  Palm Desert Art, Inc.
                  39-725 Garand Lane, Suite J
                  Palm Desert, CA  92211
                  Attn:  Mr. Hugh G. Pike

     or to any other person and place as Palm shall furnish to Shareholders in writing.

     This instrument shall inure to the benefit of Shareholders, and his heirs, successors and assigns, shall be binding upon the heirs, successors and assigns of Palm.

     This instrument shall take effect and shall be governed, construed and interpreted in accordance with the laws of the State of New York. Palm submits to the jurisdiction of the courts of the State of New York for all matters in connection herewith as well as for all purposes in connection with any other relationship between Palm and Shareholders. It is the intention of Palm that the provisions of the within guaranty be liberally construed to the end that Shareholders may be put in as good a position as if Palm had promptly, punctually and faithfully performed all Obligations hereunder.

     Any determination that any provision hereof is invalid, illegal or unenforceable in any respect in any instance shall not affect the validity, legality or enforceability of such provision in any other instance and shall not affect the validity, legality or enforceability of any other provision contained herein.

     So long as Palm is not in default under the terms of this Guaranty, this instrument shall terminate on the earlier of (a) September 5, 2000; (b) the date upon which Shareholders receipt of $645,000 or more from the sale of its stock either to Palm or some third party; (c) the date upon which Shareholders refuse to sell their shares notwithstanding an offer from a third party to purchase such shares for a price which would achieve the $645,000 threshhold; or (d) the delivery of written notice of termination of this Guaranty dated and signed by Shareholders.


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     IN WITNESS WHEREOF, Palm has executed this Guaranty made to be effective as of the ___ day of ________, 1998.

                                         PALM DESERT ART, INC.


                                         By: /s/ Hugh G. Pike
                                             ---------------------------
                                             Name:   Hugh G. Pike
                                             Title:  President


                                             /s/ Robert Mohr
                                             ---------------------------
                                             Robert Mohr


                                             /s/ Susan Mohr
                                             ---------------------------
                                             Susan Mohr



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STATE OF NEW YORK  )
                   ) ss.:
COUNTY OF NEW YORK )

     On the 5th day of August, 1998 before me personally came Hugh G. Pike, to me known, who, being by me duly sworn, did depose and say that he is the President of R. M. & M. Acquisition, Inc., a Delaware corporation, being the corporation described in, and which executed the foregoing instrument, and that he executed same in his capacity as President by order of the Board of Directors of such corporation.


                                             ---------------------------
                                             Notary Public



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